Exhibit 5.1

July 11, 2014

PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

Re:	PHI, Inc. and the Registrant Guarantors
5.25% Senior Notes due 2019

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (as amended, the “Registration Statement”) filed by PHI, Inc., a Louisiana corporation (the “Company”), and the subsidiary guarantors named therein (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $500.0 million aggregate principal amount of the Company’s unregistered 5.25% Senior Notes due 2019 (the “Unregistered Notes”) for a like principal amount of the Company’s registered 5.25% Senior Notes due 2019 (the “Registered Notes”). The Guarantors will guarantee (the “Guarantees”) the Registered Notes fully and unconditionally and on a senior unsecured basis. The Unregistered Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of March 17, 2014 (the “Indenture”), among the Company, the Guarantors and the U.S. Bank National Association, as trustee (the “Trustee”).

We have examined originals or certified copies of the Indenture and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of parties other than the Company and the Guarantors, the due authorization, execution and delivery of the Indenture, the Unregistered Notes and all other documents by the parties thereto other than the Company and the Guarantors, that the Registered Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of Registered Notes will be manually signed by one of the Trustee’s authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the Unregistered Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered by the Company and the Guarantors in accordance with the terms of the Indenture, against receipt of the Unregistered Notes surrendered in exchange therefor, and (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended,

1. the Registered Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Company; and

2. the Guarantees proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of each Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion other than as to the federal laws of the United States of America and the laws of the States of New York, Louisiana and Florida (the “Laws”). We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any subsequent changes in applicable Laws by legislative action, judicial decision or otherwise.

B. The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; (iv) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (v) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive the Company or a Guarantor from paying all or any portion of the Unregistered Notes or the Registered Notes as contemplated in the Indenture.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal

Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Walker LLP

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